Exhibit 99.2
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
for the Year Ended December 31, 2005
(in thousands, except per share data)
     On August 8, 2005, we purchased, for $427.8 million, approximately two-thirds of the outstanding equity of WestPoint International Inc., or WPI, the acquirer in a bankruptcy proceeding of substantially all of the assets of WestPoint Stevens, Inc. The following unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2005 was prepared to illustrate the estimated effects of the acquisition of WPI as if the acquisition had occurred on January 1, 2005. An unaudited pro forma combined consolidated balance sheet is not presented because AREP’s consolidated balance sheet at December 31, 2005 includes the assets acquired and liabilities assumed of WPI.
     The results for AREP have been derived from our Form 10-K/A filed with the SEC on March 31, 2006 which includes the operations of WPI for the period from August 8, 2005 to December 31, 2005. The unaudited pro forma consolidated statement of operations of WPI for the period January 1, 2005 to August 7, 2005 has been derived from the unaudited results of WestPoint Stevens, Inc.
     This unaudited pro forma financial information does not necessarily represent what would have occurred if the transaction had taken place on the date presented and should not be taken as representative of our future consolidated results of operations or financial position. The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with AREP’s audited financial statements and notes thereto for the year ended December 31, 2005 included in its Form 10-K/A filed with the SEC on March 31, 2006.

(In $000s)	Twelve Months Ended December 31, 2005
			Pro forma
	AREP	WPI	adjustments		Total
		(January 1, 2005 to
		August 7, 2005)
Revenues	$1,262,493	$728,362	$—		$1,990,855

Expenses	1,184,976	813,231	(20,172	)(a)	1,978,035

Operating income	77,517	(84,869)	20,172		12,820

Interest expense	(104,014)	(52,523)	52,523	(b)	(104,014)

Interest income	45,889	22	(17,286	)(c)	28,625

Impairment charges on GB Holdings, Inc.	(52,366)	—	—		(52,366)

Other income (expense), net	3,760	(22,473)	43,078	(d)	24,365

Income (loss) from continuing operations before income taxes	$(29,214)	$(159,843)	$98,487		$(90,570)

Income tax (expense) benefit	(21,092)	1,908	—		(19,184)

Income (loss) from continuing operations	(50,306)	$(157,935)	$98,487		$(109,754)

Income from discontinued operations	23,262	—	—		23,262

Net income (loss)	$(27,044)	$(157,935)	$98,487		$(86,492)

Basic earnings (loss) per LP unit:
Income (loss) from continuing operations	$(0. 82)	$(1.90)
Income from discontinued operations	0.42	0.42

Basic earnings (loss) per LP unit	$(0.40)	$(1.48)

Diluted earnings (loss) per LP unit:
Income (loss) from continuing operations	$(0.82)	$(1.90)
Income from discontinued operations	0.42	0.42

Diluted earnings (loss) per LP unit	$(0.40)	$(1.48)

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statement
Pro Forma Adjustments
The pro forma adjustments relate to the following:
(a)	Reflects an adjustment to depreciation expense based on adjustments to historical values of WestPoint Stevens, Inc.’s fixed assets using the purchase method of accounting.
(b)	Reflects the elimination of WestPoint Stevens, Inc.’s interest expense.
(c)	Reflects elimination of interest income earned by AREP on WestPoint Stevens, Inc. bonds and a reduction of interest earned by AREP on the cash invested in WPI.
(d)	Reflects $22,944 relating to the elimination of WestPoint Stevens, Inc.’s Chapter 11 expenses as a result of the asset sale and $20,134 relating to the minority interest share of the operating losses incurred by WestPoint Stevens, Inc.